EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 13, 2004

LEONARD A. DAMRON

/s/ Leonard A. Damron

DAMRON LKQ PARTNERSHIP

By:	/s/ Leonard A. Damron
Name:	Leonard A. Damron
Title:	President